NEWS RELEASE

MAUMEE, OHIO, May 18, 2016 - The Andersons, Inc. (Nasdaq: ANDE) today announced that its Board of Directors has rejected two non-binding, highly conditional, unsolicited proposals from HC2 Holdings, Inc. (NYSE MKT: HCHC) to acquire all outstanding shares of The Andersons. The Andersons’ announcement is in response to HC2’s public disclosure of its offer on Tuesday.

On January 29, 2016, The Andersons received a private, unsolicited proposal from HC2 to acquire the Company for $35 per share in cash. A subsequent proposal was submitted on March 22, 2016 for $37 per share in cash. The Andersons’ Board of Directors, after careful review in consultation with its independent financial and legal advisors, unanimously determined that both of HC2’s proposals undervalue The Andersons and are not in the best interests of the Company or its shareholders and other stakeholders.

“We believe HC2’s proposals ignore our value and prospects as a standalone entity and represent an opportunistic attempt to acquire the Company at a low point in the industry cycle. Following a thorough review, and in consultation with our independent financial and legal advisors, our Board determined that the offers are not credible, significantly understate the Company’s true value and are not in the best interests of our shareholders,” said Chairman Mike Anderson. “Our Board and management team remain confident in our ability to execute on our standalone plan and believe we are well positioned to continue to create significant long-term value for shareholders.”

The Company also noted that HC2’s letter dated May 17, 2016 contained numerous inaccuracies and misleading statements. Among others, HC2’s claim that The Andersons did not substantively respond to its $37 per share offer is patently false.

Deutsche Bank is acting as financial advisor and Kirkland & Ellis is acting as legal advisor to The Andersons.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

Contact:	James C. Burmeister	Larry Miller / Scott Winter
	VP, Finance & Treasurer	Innisfree M&A Incorporated
	419-891-5848	212-750-5833
E-mail: jim_burmeister@andersonsinc.com